UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2005

ROANOKE ELECTRIC STEEL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	0-2389	54-0585263
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

102 Westside Boulevard, NW Roanoke, Virginia		24017
(Address of principal executive offices)		(Zip Code)

(540) 342-1831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-12(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Execution of Merger Agreement with Steel Dynamics, Inc.

On October 18, 2005, Roanoke Electric Steel Corporation (the “Company”) entered into a merger agreement (the “Merger Agreement”) with Steel Dynamics, Inc. (“SDI”), an Indiana corporation, and RS Acquisition Corporation (“Merger Subsidiary”), an Indiana corporation and a direct wholly-owned subsidiary of SDI. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Company will merge with and into Merger Subsidiary, with Merger Subsidiary continuing as the surviving corporation and a direct wholly-owned subsidiary of SDI (the “Merger”).

At the effective time and as a result of the Merger, in exchange for their shares of issued and outstanding common stock, the Company’s stockholders will receive for each common share (i) 0.400 shares of SDI common stock and (ii) $9.75 in cash. The aggregate amount of the cash payment to Roanoke stockholders will equal approximately $108.7 million, based on the 11,145,813 shares issued and outstanding at the close of business on September 30, 2005. The closing prices of SDI and the Company’s shares on NASDAQ on October 17, 2005, were $28.77 and $18.69, respectively.

All outstanding stock options (whether vested or unvested) to acquire the Company’s common stock will be assumed by SDI. Each such option previously exercisable for the Company’s common stock will then become exercisable for an adjusted number of SDI common shares at an adjusted exercise price, based on an exchange ratio of 0.7389 SDI shares for each share of the Company’s common stock.

Following the effective time of the Merger, Keith Busse, President and Chief Executive Officer of SDI, will continue as President and CEO of the combined companies. Donald G. Smith, Chairman and Chief Executive Officer of the Company, will retire.

SDI and the Company have made customary representations, warranties and covenants in the Merger Agreement. The completion of the Merger is subject to approval by the shareholders of the Company, regulatory approvals, including antitrust approval, and the satisfaction or waiver of other customary conditions.

The Merger Agreement contains certain termination rights for both SDI and the Company, and further provides that, upon termination of the Merger Agreement under specified circumstances, SDI may be entitled to receive a termination fee of $7.5 million, plus certain expenses.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Exhibit 2.1 hereto and incorporated herein by reference. The Merger Agreement has been included to provide investors and shareholders with information regarding its terms. It is not intended to provide any other factual information about the Company or SDI. The Merger Agreement contains representations and warranties that the parties to the

Merger Agreement made to and solely for the benefit of each other, and the assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Changes to Executive Employment Continuity Agreements

The Company previously entered into Executive Employment Continuity Agreements (the “Continuity Agreements”) with each of the following executive officers:

Name	Title
Donald G. Smith	Chairman, Treasurer, & CEO
T. Joe Crawford	President & COO
Donald R. Higgins	Vice President—Sales
Timothy R. Duke	President & CEO, Steel of West Virginia, Inc.
Mark G. Meikle	Vice President—Finance & CFO
William M. Watson, Jr.	General Counsel & Secretary

The Continuity Agreements are described in greater detail in, and attached as exhibits, to a Form 8-K filed by the Company on February 18, 2005.

On October 18, 2005, the Company entered into amendments to the Continuity Agreements with Messrs. Smith, Higgins, Meikle and Watson. The amendments become effective at the effective time of the Merger, and will become null and void if the Merger Agreement is terminated. The Compensation Committee of the Company’s Board of Directors determined that the amendments were appropriate to facilitate the Merger.

The amendments require that certain payments and benefits be provided to the executives at the time the Merger occurs. These are in lieu of the payments and benefits that the executives would be entitled to if their employment terminated under certain circumstances during the two-year period following the Merger. Each of the four executives will receive a lump sum cash payment equal to any unpaid salary through the date of the Merger, any unpaid deferred compensation and any amounts payable under the Company’s Management Incentive Plan to the extent not yet paid. In addition, each executive’s outstanding stock incentive awards will become fully vested and exercisable on the merger date, and the period for exercise of their Company stock options will be extended for a specified period.

In addition, Messrs. Higgins, Meikle and Watson will receive a lump sum cash payment equal to 2.5 times the sum of (i) the highest base salary paid or payable to the executive during the twelve-month period immediately preceding the Merger and (ii) the greater of the total cash

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award that would have been paid to the executive under the Company’s Management Incentive Plan for the performance year ended October 31, 2005 if the performance objectives had been achieved at 100%, or the total cash award paid or payable under the Company’s Management Incentive Plan in a subsequent performance period. Messrs. Higgins, Meikle and Watson also will receive lump sum cash payments at the time of the Merger equal to $78,000, $75,000, and $75,000, respectively. These lump sum payments are in lieu of coverage under Company welfare benefit plans and other reimbursements and payments that these executives would have been entitled to if their employment terminated under certain circumstances during the two-year period following the Merger.

In consideration of these payments and benefits, the executives will waive rights to other severance benefits from the Company and to any increase in or accelerated vesting of other Company payments or benefits to which they could become entitled as a result of the Merger.

On October 18, 2005, Messrs. Crawford and Duke entered into employment agreements with SDI setting forth the material terms of each executive’s employment with SDI following the Merger. The SDI employment agreements become effective at the effective time of the Merger, and will at that time supersede and cancel their respective Continuity Agreements. The SDI employment agreements will become null and void if the Merger Agreement is terminated, and their Continuity Agreements will remain effective and binding.

Awards under the Management Incentive Plan for 2006 Fiscal Year

The Compensation Committee approved on October 18, 2005, awards under the Management Incentive Plan to five of the Company’s executive officers and 9 other employees of the Company or its subsidiaries for the Company’s upcoming 2006 fiscal year, subject to adjustment based on the occurrence of the Merger. The annual incentive awards for the Company’s executive officers are as follows, and, as described in greater detail below, are subject to reduction in the event of the consummation of the proposed Merger between SDI and the Company:

Executive Officer	Target Bonus (as a percentage of base salary)
T. Joe Crawford	50%
Timothy R. Duke	40%
Donald R. Higgins	40%
Mark G. Meikle	40%
William M. Watson, Jr.	40%

The awards for the other employees of the Company or its subsidiaries are equal to either 40% or 30% of base salary. The Compensation Committee did not approve an award to Donald G. Smith, the Company’s Chairman and Chief Executive Officer, because of his upcoming retirement in 2006.

The awards permit each employee to earn a cash bonus equal to a percentage of base salary noted above if the prescribed performance measure is achieved for the period from November 1, 2005 through October 31, 2006. Subject to the dollar limit contained in the Management

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Incentive Plan to comply with the requirements of the Internal Revenue Code, the maximum bonus is equal to 200% of the target percentage and the threshold bonus is equal to 25% of the target percentage.

The performance measure that will be used for determining whether any bonus is earned by an employee is “earnings before interest, taxes, depreciation, and amortization” (“EBITDA”). For employees who are employed by a subsidiary of the Company, the subsidiary’s EBITDA will be used as the applicable performance measure, and for those employees who are employed by the Company, the Company’s consolidated EBITDA will be used as the applicable performance measure.

The level of EBITDA necessary to earn the threshold, target and maximum bonus amounts will be based on the Company’s and each subsidiary’s historical annual EBITDA for each of the years in the ten-year period from 1996 to 2005, with the EBITDA for 2005 to be determined once the Company has completed is fiscal year on October 31, 2005. The level of EBITDA necessary to earn 25%, 100% and 200% of the target percentage is set at levels with a probability of achievement of 90%, 50% and 20%, respectively. Bonus amounts between the threshold and the target and between the target and the maximum will be based on interpolated performance levels between the specified levels. In the event of the consummation of the pending transaction between the Company and SDI, the Company or, as applicable, a subsidiary will be deemed to have the level of EBITDA necessary to result in 100% of the target percentage.

An employee will forfeit his award under the Management Incentive Plan if he terminates employment during the performance period other than because of death, disability, retirement or termination without cause. Upon the occurrence of any of these events, the Compensation Committee may determine what portion of the award, if any, that the employee will receive and when the award will be paid. In the event of a change of control, an employee will be paid as though the Company had achieved performance necessary to earn the target bonus.

Because the awards under the Management Incentive Plan were being made in conjunction with entering into the Merger Agreement with SDI and because the Company’s executive officers have either employment agreements with SDI or severance agreements with the Company, the Compensation Committee determined that any payout of the awards to the Company’s executive officers should be pro-rated or reduced in the event of the consummation of the Merger as set forth in the following table:

Month in which the Merger is Consummated	Percentage of Target Bonus Earned by Messrs. Crawford and Duke	Percentage of Target Bonus Earned by Messrs. Higgins, Meikle and Watson
November 2005	0%	8.33%
December 2005	0%	16.66%
January 2006	0%	25.00%
February 2006	0%	33.33%
March 2006	0%	41.66%
April 2006 through October 2006	0%	50.00%

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If the Merger with SDI is not completed, the reduction set forth in the above table would not be effective and the Company’s executive officers would be entitled to their bonus based on the Company’s or, as applicable, a subsidiary’s performance for the 2006 fiscal year.

Item 1.02	Termination of a Material Definitive Agreement

As noted under Item 1.01, Messrs. Crawford and Duke have entered into employment agreements with SDI setting for the terms of each executive’s employment with SDI following the Merger. The SDI employment agreements become effective at the effective time of the Merger, and will at that time supersede and cancel their Continuity Agreements. The SDI employment agreements will become null and void if the Merger Agreement is terminated, and their Continuity Agreements will remain effective and binding.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits. The exhibits listed on the accompanying Index to Exhibits immediately following the signature page are filed as part of, and incorporated into, this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROANOKE ELECTRIC STEEL CORPORATION

By:	/s/ Donald G. Smith
Donald G. Smith Chairman and Chief Executive Officer

Dated: October 24, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement of Merger and Reorganization, dated October 17, 2005, by and among Steel Dynamics, Inc., RS Acquisition Corporation and Roanoke Electric Steel Corporation (FILED HEREWITH) (1)

10.1	Amendment to Executive Employment Continuity Agreement dated as of October 17, 2005, by and between Roanoke Electric Steel Corporation and Donald G. Smith (FILED HEREWITH)

10.2	Amendment to Executive Employment Continuity Agreement dated as of October 17, 2005, by and between Roanoke Electric Steel Corporation and Donald R. Higgins (FILED HEREWITH)

10.3	Amendment to Executive Employment Continuity Agreement dated as of October 17, 2005, by and between Roanoke Electric Steel Corporation and Mark G. Meikle (FILED HEREWITH)

10.4	Amendment to Executive Employment Continuity Agreement dated as of October 17, 2005, by and between Roanoke Electric Steel Corporation and William M. Watson, Jr. (FILED HEREWITH)

(1)	The contents of the disclosure schedules pursuant to the Merger Agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of the disclosure schedules to the Securities and Exchange Commission upon request.